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                                                                    EXHIBIT 99.1

                            GALILEO TECHNOLOGY LTD.

                       1997 EMPLOYEES' STOCK OPTION PLAN


A.   NAME, PURPOSE AND SCOPE.

1.   NAME.

     This plan, as amended from time to time, shall be known as the "GALILEO TECHNOLOGY LTD. 1997 EMPLOYEE STOCK OPTION PLAN," or "PLAN."

2.   PURPOSE.

     The purpose and intent of the Plan is to provide incentives to employees of Galileo Technology Ltd. (the "COMPANY") by providing them with opportunities to purchase Ordinary Shares of the Company (the "SHARES"), pursuant to this Plan which was approved by the Board of Directors of the Company - which is designed to benefit from, and is made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance [New Version], 1961, and the rules and regulations promulgated thereunder.

3.   SCOPE.

     Subject to the provisions of Section 11 of the Plan, the number of authorized Shares (whether already issued or yet unissued) for purposes of the Plan shall initially be 2,160,000 (two million, one hundred sixty thousand); provided, however, that the number of shares that may be subject to option and sold under this Plan and the Galileo Technology Ltd. 1997 GTI Stock Option Plan (the "GTI PLAN") shall be increased each year by an aggregate of four percent of the outstanding Shares of the Company. Such increase shall be effected each year on January 1, and the allocation of the Shares to the Plan and the GTI Plan will be as determined by the Board of Directors. All Shares under the Plan, in respect of which the right hereunder of a Grantee to purchase the same shall, for any reason, terminate, expire or otherwise cease to exist, shall again be available for grant through Options under the Plan.

B.   GENERAL TERMS AND CONDITIONS OF THE PLAN.

4.   ADMINISTRATION.

     4.1 The Plan will be administered by the Board of Directors of the Company (the "BOARD") or by a committee appointed by the Board (the "COMMITTEE"), which, if appointed, will consist of such number of Directors of the Company as may be fixed, from time to time, by the Board. If a Committee is not appointed, the term Committee, whenever used herein, shall mean the Board. The Board shall appoint
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the members of the Committee, may from time to time remove members from, or add members to, the Committee and shall fill vacancies in the Committee however caused.

     4.2 The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine.

     Actions approved by a majority of the voting members of the Committee at a meeting at which a majority of its members is present, or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee.

     The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     The Committee may appoint a Secretary, who shall keep records of its meetings.

     4.3 Subject to the express general terms and conditions of this Plan, the Committee shall have the full authority in its discretion, from time to time and at any time, to determine the following issues: (i) the persons (herein "GRANTEES") to whom the options to purchase Shares ("OPTION/S") shall be granted, (ii) the number of Shares to be covered by each Option, (iii) the time or times at which the same shall be granted, (iv) the price, schedule and conditions on which such Options may be exercised and on which such Shares shall be paid for, and (v) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan.

     In determining the number of Shares covered by the Option to be granted to each Grantee, the Committee may consider, among other things, the Grantee's position and salary, and the duration of the Grantee's employment by the Company.

     4.4 The Committee may, from time to time, adopt such rules and regulations for carrying out the Plan as it may deem necessary.

     No member of the Board or of the Committee shall be liable for any act or determination made in good faith with respect to the Plan or any Option granted thereunder.

     4.5 The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

5.   ELIGIBLE GRANTEES.

     The Committee, at its discretion, may grant Options to any employee or consultant (the term "EMPLOYEES" in this Plan shall be interpreted to include consultants) of the Company, including Directors who are employees of the Company. Anything in this Plan to the contrary notwithstanding, all grants of Options to Directors and Office Holders ("NOSEI MISRA" as such term is defined in the Companies Ordinance (New Version) 1983, as amended from time to time - the "COMPANIES ORDINANCE"), shall be authorized and implemented only in accordance with the provisions of the Companies Ordinance.

     The grant of an Option to a Grantee hereunder shall neither entitle such Grantee to participate, nor disqualify him from participating, in any other grant of options pursuant to this Plan or any other stock option plan of the Company.

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6.   GRANT OF OPTIONS AND ISSUANCE OF SHARES IN TRUST.

     6.1  Grant of Options and Issuance of Shares in Trust

          (a) Subject to Section 7.1 hereof, the effective date of the grant of an Option (the "DATE OF GRANT") shall be the date specified by the Committee in its determination relating to the award of such Option. The Committee shall promptly give the Grantee written notice of the grant of an Option (the "NOTICE OF GRANT").

          (b) Any grant of Options under this Plan shall be made in consideration for the Grantee's waiver with regard to his/her salary at a rate to be determined by the Committee.

          (c) Anything herein to the contrary notwithstanding, all Options granted under the Plan and/or Shares underlying such Options shall be held by a trustee designated by the Board and approved by the Israeli Commissioner of Income Tax (the "TRUSTEE"), and the Trustee shall hold each such Option and the underlying Shares and the Shares issued upon exercise thereof in trust (the "TRUST") for the benefit of the Grantee in respect of whom such Option was granted (the "BENEFICIAL GRANTEE"). All certificates representing Shares issued to the Trustee under the Plan shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the Trust as herein provided.

          (d) Anything herein to the contrary notwithstanding, Options or Shares shall not be released from the Trust until the later of (i) two (2) years after the Date of Grant, and (ii) the vesting of such Shares pursuant to
     Section 7.3 hereof or the Notice of Grant (such later date being hereinafter referred to as the "RELEASE DATE").

          (e) Subject to the terms hereof, at any time after the Release Date with respect to any Options or Shares, the following shall apply:

               (i) Options granted, and/or Shares issued to the Trustees, shall continue to be held by the Trustee on behalf of the Beneficial Grantee. From and after the Release date, upon the written request of any Beneficial Grantee, the Trustee shall release from the Trust the Options granted and/or the Shares issued on behalf of such Beneficial Grantee, by executing and delivering to the Company such instrument(s) as the Company may require, giving due notice of such release to such Beneficial Grantee; provided, however, that the Trustee shall not so release any such Options and/or Shares to such Beneficial Grantee unless prior to or concurrently with such release, the Grantee provides the Trustee with evidence, satisfactory in form and substance to the Trustee, that all taxes, if any, required to be paid upon such release have in fact been paid.

               (ii) Alternatively, from and after the Release Date, upon the written instructions of the Beneficial Grantee to sell any Shares issued upon exercise of Options, the Trustee shall use its best efforts to effect such sale and shall transfer such Shares to the purchaser thereof concurrently with the receipt, or after having made suitable arrangements to secure the payment of the proceeds, of the purchase price in such transaction. The Trustee shall withhold from such proceeds any and all taxes required to be paid in respect of such sale, shall remit the amount so withheld to the appropriate tax authorities and shall pay the balance thereof

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          directly to the Beneficial Grantee, reporting to such Beneficial
          Grantee and to the Company the amount so withheld and paid to said tax authorities.

     6.2 Dividends. All Shares issued upon the exercise of Options granted under the Plan shall entitle the Beneficial Grantee thereof to receive dividends with respect thereto.

     For so long as Shares issued to the Trustee on behalf of a Beneficial Grantee are held in the Trust, the dividends paid or distributed with respect thereto shall be remitted to the Trustee for the benefit of such Beneficial Grantee.

     6.3 As long as the Shares purchased upon exercise of the Options are held by the Trustee, the Beneficial Grantee shall not be entitled to receive notices regarding general meetings of the Company nor to participate or to vote in such meetings.

     6.4 As long as the Shares purchased upon exercise of the Options are held by the Trustee, the Trustee, or a proxy appointed by him, shall possess and be entitled to exercise the exclusive right to vote all the Shares standing in the name or held by the Trustee, at all regular and special meetings of the shareholders of the Company and may vote for, do or assent or consent to, and shall have all the powers, rights and privileges of a shareholder of the Company. The Trustee shall vote all Ordinary Shares held by the Trustee in proportion to the vote of all outstanding shares of the Company upon any vote of the shareholders of the Company.

7.   GRANT OF OPTIONS.

     7.1 The Committee in its discretion may award to Grantees Options to purchase Shares in the Company available under the Plan.

     Options may be granted at any time after the passage of thirty (30)days following the delivery by the Company to the appropriate income tax authorities of a notice pertaining to the appointment of the Trustee and the adoption of the Plan.

     7.2 The Notice of Grant shall state, inter alia, the number of Shares covered thereby, dates and rates according to which the Options may be exercised (become vested), the exercise price, and such other terms and conditions as the Committee at its discretion may prescribe, provided that they are consistent with this Plan.

     7.3  Without derogating from the rights and powers of the Committee under
Section 7.2 hereof, unless otherwise specified in the Notice of Grant, each Option under the Plan shall be for a term of eight (8) years (the "TERM").

     The schedule pursuant to which such Options shall vest, and the Beneficial Grantee thereof shall be entitled to pay for and acquire the Shares, shall be determined by the Committee. Unless otherwise determined by the Committee, 24/48 (one half) of the number of Shares covered by each Option shall vest on the second anniversary of the Date of Grant, and 1/48 shall vest on the last day of each calendar month thereafter.

     7.4 Each Option granted hereunder shall be evidenced by a Grantee Agreement, to be entered into by and between the Company and such Grantee, in the form attached hereto as Exhibit A or in such other form and substance as may be approved by the Committee from time to time, which shall incorporate

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the provisions of this Plan. In the event of any conflict between the terms and conditions of a Grantee Agreement and the terms hereof, the terms hereof shall prevail unless otherwise determined by the Committee.

8.   EXERCISE PRICE.

     The exercise price per Share covered by each Option shall be determined by the Committee in its sole and absolute discretion; provided, however, that such exercise price shall not be less than 85% of the fair market value of the Shares on the Date of Grant, as determined by the Committee, taking into account the relative rights of the Shares as compared to the rights attached to the other classes of shares of the Company.

     The Committee may, at any time prior to exercise of certain Options, reduce the exercise price of such Options to the then current fair market value if the previous exercise price exceeds the then fair market value of the Ordinary Shares covered by such Options.

9.   EXERCISE OF OPTIONS.

     9.1 Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan.

     9.2 The exercise of an Option shall be made by a written notice of exercise (the "NOTICE OF EXERCISE") delivered by the Beneficial Grantee (or, with respect to Options held in the Trust, by the Trustee upon receipt of written instructions from the Beneficial Grantee) to the Company at its principal executive office, specifying the number of Shares to be purchased and accompanied by the payment therefor, and containing such other terms and conditions as the Committee shall prescribe from time to time.

     9.3 Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 10 hereof, if any Option has not been exercised and the Shares covered thereby not paid for within eight (8) years after the Date of Grant (or any shorter period set forth in this Plan or in the Notice of Grant), such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

     9.4 Each payment for Shares shall be in respect of a whole number of Shares, and shall be effected in cash or by a cashier's check payable to the order of the Company, or such other method of payment acceptable to the Company.

     9.5 Anything in this Plan to the contrary notwithstanding, in the event the employment of a Grantee is terminated by the Company for "CAUSE" (as defined hereafter), such Grantee shall not be entitled to exercise any Options subsequent to the time of delivery of the notice of discharge, and all such Options and the right to acquire Shares thereby shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Committee that some or all of such Options are again to be held in trust for one or more Grantees. For purposes herein, "CAUSE" shall include: (i) the

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commitment of a serious breach of trust, including but not limited to embezzlement, theft or self-dealing; (ii) the prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company; (iii) the engaging by the Grantee in any prohibited business competitive to the business of the Company and/or its affiliates; (iv) the failure of the Grantee to perform any of his or her material duties and obligations as an employee of the Company as a result of gross negligence or willful misconduct.

10.  TERMINATION OF EMPLOYMENT.

     10.1 In the event that the employer-employee relations between the Company and a certain Grantee terminate for any reason (hereinafter, "TERMINATION"), all Options or part of Options granted to such Grantee which have not become vested until the Termination shall terminate and expire (except in the case of termination by death or disability of the Grantee as provided in Sections 10.3 and 10.4); and such Options and the right to acquire Shares thereby shall terminate, all interests and right of the Grantee in and to the same shall ipso facto expire, and, in the event that in connection therewith any Options are still held in the Trust as aforesaid, the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

     10.2 As to Options which have become vested prior to the Termination, and subject to provisions of Section 9.5 above, the following shall apply: the Grantee (or his legal representative, estate, heirs or other person to whom the Grantee's rights are transferred by will or by laws of descent in case the Termination is due to such Grantee's death or incompetence), shall have a period of 90 days following Termination in which to exercise such vested Options or such longer period as may be applicable upon death or disability of the Grantee as provided in Sections 10.3 and 10.4 below. If any such Option has not been exercised and the Shares covered thereby not paid for within such ninety (90) day period or such longer period as may be applicable upon death or disability of the Grantee as provided in Sections 10.3 and 10.4 below, such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

     10.3 In the event that the employer-employee relations between the Company and a certain Grantee terminate as a result of his or her "permanent disability" as defined below, the Grantee shall be entitled, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Options as set forth in the Grantee Agreement), to exercise all Options such employee would have been entitled to exercise had such employee remained employed for two (2) years from the date of such termination. If the Grantee does not exercise such Option to the extent so entitled within the time specified herein, such Option and the right to acquire such Shares shall terminate, all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees. "Permanent disability" shall be defined as an individual who is unable to engage in any substantial gainful activity by reason of any determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less then twelve (12) months. An individual shall not be considered permanently disabled unless he or she furnishes proof of the existence thereof in such form and manner as the Company may require.

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     10.4  In the event of the death of a Grantee, the Grantee's estate or any person who acquired the right to exercise the Options by bequest or inheritance shall be entitled, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Options as set forth in the Grantee Agreement), to exercise all Options such employee would have been entitled to exercise through vesting had such employee remained employed for two (2) years from the date of such termination. If, after the Grantee's death, the Grantee's estate or a person who acquires the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, such Option and the right to acquire such Shares shall terminate, and all interests and rights of the Grantee in and to the same shall ipso facto expire, and the Trust with respect thereto shall ipso facto expire and the Trustee shall thereafter hold such Options in an unallocated pool until instructed by the Company that some or all of such Options are again to be held in trust for one or more Grantees.

11.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

     11.1 Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option, and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Shares covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination, division or reclassification of the Shares or the payment of a stock dividend (bonus share) with respect to the Shares or any other increase or decrease in the number of issued Shares effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares or stock of any class, or securities convertible into shares or stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares section to an Option.

     11.2 (a) In the event of a consolidation or merger of the Company with or into another corporation, each Option shall be assumed or shall be substituted by an equivalent option of such successor corporation or a parent of subsidiary of such successor corporation. For this purpose, the determination by the Committee of equivalent options shall be final, binding and conclusive.

           (b) In the event or a proposed dissolution, liquidation or re-organization of the Company other than a specified in (a) above, the Committee shall notify each Grantee at least thirty (30) days prior to such proposed action. To the extent it has not been previously exercised, each Option will expire and termination immediately prior to the consummation of such proposed action.

12.  NON-TRANSFERABILITY.

     12.1 No Option shall be assignable or transferable by the Grantee to whom granted, except by will or the laws of descent and distribution. An Option may be exercised only by the Grantee or his/her guardian or legal representative. The terms of such Option shall be binding upon the legal representatives, guardians, beneficiaries, executors, administrators, heirs and successors of such Grantee.

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     12.2  No shares purchasable hereunder which were not fully paid for, shall be assignable or transferable to or by the Grantee. In addition, until the closing of an IPO of the Company's securities, all transfers of shares of the Company by any of the Grantees or the Trustee on their behalf shall only be made in accordance with the Articles of Association of the Company.

     12.3 The Company shall not register any transfer of Shares not made in accordance with the Company's Articles of Association and any applicable law.

13.  TERM AND AMENDMENT OF THE PLAN.

     13.1 The Plan was authorized by the Board on April 30, 1997, and shall expire in May 2005 (except as to Options outstanding on that date), but such expiration shall not affect the instructions contained herein or in any applicable law with respect to the Options and Shares held in the Trust at such time of expiration.

     13.2 Subject to applicable laws, the Board may, at any time and from time to time, terminate or amend the Plan in any respect. Except as allowed under the Plan or by law, the Company may not alter or impair the rights of a Grantee, without his consent, under any Option previously granted to him.

14.  TAX CONSEQUENCES.

     All tax consequences arising from the grant or exercise of any Option, from the payment for, or the subsequent disposition of, Shares covered thereby or from any other event or act (of the Company or the Grantee) hereunder, shall be borne solely by the Grantee. The Grantee shall indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including (without limitation) liabilities relating to the necessity to withhold, or to have withheld, any such tax from payment made to the Grantee.

15.  MISCELLANEOUS.

     15.1 Continuance of Employment Neither the Plan nor the grant of an Option thereunder shall impose any obligation on the Company to continue the employment of any Grantee, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ of the Company, or restrict the right of the Company to terminate such employment at any time.

     15.2 Governing Law The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel; and the courts of Israel (Haifa District) shall have exclusive jurisdiction over all claims related thereto.

     15.3 Application of Funds The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company.

     15.4 Multiple Agreements The terms of each Option may differ from other Options granted under the Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Grantee during the term of the Plan, either in addition to, or in substitution for, one or more Options previously granted to that Grantee. The grant of multiple Options may be evidenced by a single Notice of Grant or multiple Notices of Grant, as determined by the Committee.

     15.5 Non-Exclusivity of the Plan The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any

                                       8
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limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

     15.6 Hold Harmless The Grantee and the Company shall hold the Trustee harmless against and from any act or omission in relation to his duties as Trustee as long as he acts, in his professional judgment, according to the law and the agreements he has signed in relation to the Trust.

     The Grantee and the Company shall also indemnify the Trustee for any third party claim made against him based on such a cause.

                                   EXHIBIT A

           GALILEO TECHNOLOGY LTD. 1997 EMPLOYEES' STOCK OPTION PLAN

                               GRANTEE AGREEMENT

Galileo Technology Ltd.
Hacharoshet St. 36
20100 Karmiel, Israel

                             RE:  GRANT OF OPTIONS

     As an employee/consultant of Galileo Technology Ltd. (the "COMPANY"), wishing to receive certain options to purchase shares of the Company, I confirm and undertake as follows:

     1. The aforesaid options (the "OPTIONS") are granted to me pursuant to the terms and conditions set forth in that certain Galileo Technology Ltd. 1997 Employees' Stock Option Plan (the "PLAN") which was adopted on April 30, 1997 by the Board of Directors of the Company and pursuant to the terms and conditions set forth in the Trust Agreement between the Company and Elyahu Meir, Adv. (the "TRUSTEE").

     All capitalized terms used herein shall have the same meaning as defined in the Plan.

     I hereby confirm that I have been given the opportunity to review the Plan and the Trust Agreement, and I agree that all the provisions of the Plan and the Trust Agreement shall apply to the Options and shall govern my rights related thereto.

     2. The Plan is designed to benefit from, and was made pursuant to, the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version), 1961, (the "TAX ORDINANCE") and the rules and regulations promulgated thereunder, said rules and regulations shall constitute an integral part hereof.

     3. I hereby undertake to act in compliance with the terms and provisions of said Plan and the Trust Agreement. Without prejudice to the foregoing, I undertake that (i) the Options issued to the Trustee on my behalf will be held in trust for a minimum period of twenty four (24) months from the Date of Grant,
(ii) as long as the Options are held in trust, any bonus shares distributed to me shall be remitted to the Trustee for my benefit and shall be subject to the terms and provisions set forth in the Plan and Trust Agreement; (iii) at any time before I become liable to pay tax under Section 102(c) of the Tax Ordinance, I will not request relief from any taxes according to Sections 95 or 97(a) of the Tax Ordinance or according to Chapter 7, the Encouragement of Industry (Taxes) Law, 1969.

     4. All tax consequences arising from the grant or exercise of the Options, from the payment for or the subsequent disposition of Shares covered thereby or from any other event or act (of the Company or of me) under the Plan or hereunder, shall be borne solely by me, and I will indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to me. I hereby irrevocably authorize the Company to deduct from my salary and any other payment due to me from the Company any amount I owe to the Company hereunder or under the Plan.

     5. Without derogating from the foregoing provisions, and as the Options are granted according to Section 102 of the Tax Ordinance, I confirm that whenever the Options or the Shares purchased upon their exercise are transferred from the Trustee to me, or whenever the Shares are sold whether by me or by the Trustee at my request, such sale or transfer shall be considered for the purpose of tax liability as sale for consideration as defined in Section 88 of the Tax Ordinance, i.e., the price to be expected upon sale of such Shares or Options, free of any encumbrance or third party right, by a willing seller to a willing purchaser. Upon such sale or transfer made by the Trustee, he shall deduct tax at source at a rate of 30% of the consideration or such other rate to be determined by the Tax Assessing officer.

     6. Without derogating from the foregoing provisions, I confirm that as the Options are granted according to the Income Tax Rules (Tax Relief related to Shares' Issuance to Employees) 1989 (the "RULES"), the following provisions, among others, shall apply:

     6.1 The tax relief determined by Section 102(b) of the Tax Ordinance shall not apply to me if within two (2) years from the Date of Grant my employment in the Company is terminated, except if such termination is due to death or special circumstances beyond my control, as determined by the Israeli Income Tax Commissioner.

     6.2 If the Shares I have purchased upon exercise of the Options are registered for trade on the Israeli Stock Exchange, I shall be entitled to request the Assessing Officer, within thirty (30) days after the registration date, to consider such Shares as sold for their average price in the Stock Exchange over the first three (3) days of trade. Having filed such a request, I shall not be entitled to repudiate it.

     6.3 The tax relief determined by Section 102 of the Tax Ordinance shall not apply to me if within 2 years from the Date of Grant the Trustee has transferred the Options to me or to any other person, or if I have sold the Options or my beneficial rights under the Options.

     6.4  The Income Tax Commissioner may revoke the tax relief determined under
Section 102 of the Tax Ordinance according to such reasons as are specified in the Rules; and in such case or for any other reason by which the relief shall not apply, I shall pay tax at the rate and the time determined in the Rules.

     7. I hereby waive any claim, demand or right which I may have in relation to the grant of Options against the Company and anybody on its behalf, against the Trustee and against any third party, except as specifically provided herein and in the Plan.

     8. I confirm that this Agreement does not include all relevant law provisions regarding the Options or the Shares and/or their tax applications. Therefore, without derogating from anything in this Agreement, only the precise full relevant law provisions shall be binding.

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

     9. Any and all of my statements and obligations herein are irrevocable and shall bind anybody acting on my behalf or for me and any assignee or successor of me, since the Company has relied upon these statements and obligations when it took the decision to grant the Options to me.


Signature of Employee/Consultant: ______________________________________________

Name of Employee/Consultant:      ______________________________________________

Address:                          ______________________________________________

                                  ______________________________________________

                                  ______________________________________________

ID No.:                           ______________________________________________

Date:                             ____________________________________


We confirm.


____________________________________
Galileo Technology Ltd.

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